Q3 2022Stockholder Letter

To Our Fellow Stockholders

Macro trends are slowly shifting towards balance and TrueCar is prepared. The intense pressure on the global supply chain has started to ease in recent months and vehicle production and dealer inventories have started to improve modestly. If these trends continue, we expect they will eventually bring about a market shift that runs counter to what has been seen across the automotive industry since the pandemic began.

The dramatic reduction in new vehicle supply that surfaced during the first half of 2021 resulted in an unprecedented shift of leverage to the supply side (retailers) who saw gross profit on new vehicles soar. Constraints in new vehicle availability drove monthly lease payments higher and shifted consumer demand to used vehicles. In some cases, this resulted in prices for used vehicles exceeding the manufacturer's suggested retail price of a new vehicle of the same make and model. Disparities such as this were accompanied by quick inventory turn rates for used cars. However, in recent months, consumer demand for used vehicles has slowed due to high prices, rising financing costs and concerns about a potential recession. We believe affordability is a key concern in this environment and options like extended terms for auto loans may not help in the long run. Monthly price trends for used vehicles have pulled back from highs seen during the summer months. The strong dealer gross profits per unit that led to headlines for several quarters may come under pressure if this trend continues, in which case the supply imbalances should slowly unwind.

Although it is challenging to predict the timing of this transition, TrueCar is prepared to support dealers as the automotive industry slowly shifts from a supply constrained environment to a more balanced, demand-driven one. We have added consumer finance tools to our core TrueCar offering to help in-market shoppers create deeper connections with our retail partners. We also have expanded our used car product portfolio with capabilities like Sell Your Car and Distance Retailing that have helped us balance our mix of new and used units. At a time where affordability is a concern for consumers and loyalty to brands is low, we offer industry-leading tools and programs to help OEM partners effectively target incentives, promote their core brands, and launch their EV platforms. Finally, we have remained laser focused on delivering the automotive industry's first transactable digital marketplace with TrueCar+.

Strong progress continues on TrueCar+. During the third quarter, we expanded the inventory available through TrueCar+ and continued to grow and curate participating dealers. Nearly 10,000 new, certified pre-owned, and used vehicles were recently available on TrueCar+ across 94 dealers, a clear indication that dealers want to participate in our marketplace.

TrueCar Q3 2022 | Stockholder letter 2

We are actively deploying measures to drive traffic and increase consumers' exposure to TrueCar+. This includes strategically placed call-to-action links, banners, and other messaging across our site. These efforts are paying off. During the third quarter, approximately 27% of our TrueCar.com Florida traffic was exposed to TrueCar+. This in turn drove higher traffic to the marketplace. Florida-based consumers who visited TrueCar+ showed promising levels of deal engagement[1] when they visited the marketplace. During the third quarter, more than 7,000 shoppers entered the deal engagement stage for a specific vehicle (identified by its vehicle identification number or VIN). We have seen robust deal engagement continue in subsequent weeks as exposure to TrueCar+ has increased. Consumers based outside the Florida market who found the TrueCar+ site while shopping for their vehicle also showed similar deal engagement levels, which is encouraging as we expand TrueCar+ into additional states. We recently enabled TrueCar+ across an initial set of extended affinity partners, whose members and subscribers gained access to our marketplace. We plan to enable more partners over the next several quarters to drive additional high-quality traffic to TrueCar+. When fully enabled, we expect our extended affinity partners to contribute to deal engagement across TrueCar+.


TrueCar
New
Used
Research
Sell or Trade
Sign Up
Buy online with TrueCar+
Lock in your price, apply for financing and get your car delivered to you.
Learn More
Find the Car You Want,
Meet
TrueCar+
Buy your next car online, all in one place.
Lock in the price
Get the actual price you'll pay. No surprises.
Do it from home
Customize payments, apply for financing and sign paperwork.
Spend minutes, not hours
Schedule delivery of your new ride and boom - you just bought a car.
Check Out TrueCar+
Browse by Brand
New Cars
Used Cars

[1] We define deal engagement as a consumer interaction with a specific vehicle within the TrueCar+ user experience that includes the consumer's engagement with a "call to action" interface link (currently, "Get Started" or "Start Purchase") in combination with the consumer's signing in with an existing user account or the creation of a new user account.

TrueCar Q3 2022 | Stockholder letter 3

Our technology and product teams made progress on our roadmap for TrueCar+ with new and upcoming capabilities designed to enhance the shopping experience for consumers while expanding profit and monetization opportunities for dealers through our marketplace. During Q2, we introduced F&I protection products with VIN-specific pricing to consumers within TrueCar+. The easy-to-configure feature allows dealers to present their F&I menus to vehicle buyers and promotes self-discovery by consumers, leading to a customized buying experience coupled with attractive margins for participating dealerships. Based on early results, F&I protection plans are performing well with an average shopper selecting 3 or more protection plans, for $3,886 in total.

F&I Protection Plans



BUILD YOUR DEAL
Get Started
Value Trade
Customize Payments
Service & Protection
Accessories
Pickup or Delivery
FINALIZE YOUR DEAL
Financing & Offers
Sign Documents
Complete Order
2023 Acura Integra A-Spec Technology Package CVT
$605/mo
Your Deal Summary
Service & Protection
Take some time to review the products below that will help protect your new vehicle while minimizing your worry and out-of-pocket cost. (Please select an option)
I would like to add/purchase the following product(s):
Platinum Service Contract
$34/mo
It's no surprise that most major repairs are needed after the original factory warranty has expired, which means you will have to deal with all the inconvenience, time, energy and expense of those repairs.
...See More
VEHICLE PROTECTION PLAN - GOLD (EXCEE
84 mo / 120,000 mi
View Brochure
Premium Wheel and Tire
$14/mo
Enjoy your journey knowing your tires and wheels are protected.
Even the most cautious drivers encounter a flat tire or damaged wheel along
...See More
ROAD HAZARD TIRE - DELUXE - DRBN
12 mo
View Brochure

Our recently launched aftermarket accessories menu adds to the innovative capabilities in TrueCar+. This menu gives consumers the ability to customize their vehicle purchase by choosing from a comprehensive selection of over 12,000 parts and accessories across all major brands. Importantly, this offers dealers the ability to capture a profitable revenue stream within TrueCar+ at a time where emerging market shifts may start to pressure dealers' profits. With this launch, we believe TrueCar+ will be the only marketplace to have such a comprehensive capability, which will help drive adoption for our marketplace and additional margin for our dealers. We continue to work to enhance the financing experience for consumers and to enable transaction paperwork that will allow consumers to complete their transactional documents through TrueCar+.

TrueCar Q3 2022 | Stockholder letter 4

Q3 2022 | Stockholder letter 5 In addition to the great progress we are making on the product front, our dealer-facing teams have been busy laying the groundwork for the expansion of TrueCar+ into additional states. TrueCar+ Accessories Menu

TrueCar+ - Near Term Roadmap

Scaling Florida & Additional States	Optimize Experience	Expand Delivery and Lending Network	Partner Expansion
Expanding beyond Florida to additional states	Refine consumer & dealer experiences and drive efficiency	Expand the amount of inventory available nationwide and maximize lending options	Begin implementing feature with Affinity Partner sites



Breakeven or positive Adjusted EBITDA expected by Q4 of 2023. We have managed our core business efficiently by scaling back marketing expenses in the face of historically low dealer inventories. Even so, our monthly traffic trends have remained strong, and we now believe that the "step up" in marketing investment needed for TrueCar+ will not be as steep as previously expected. Additionally, we have reallocated existing resources to TrueCar+ with the majority of our engineering efforts focused on this strategic offering. We continue to refine our expectation for the level of investment that will be needed to expand TrueCar+ beyond Florida. However, based on our progress thus far, we expect our business to return to breakeven or positive adjusted EBITDA no later than the fourth quarter of 2023.

Prudent capital allocation to continue. Our balance sheet remains an asset in the current environment, and we have been mindful of this as we have deployed resources. Over the past three quarters, we divested a non-strategic asset, efficiently deployed cash to accelerate our product roadmap through our purchase of Digital Motors, and repurchased shares under our current authorization. We intend to continue to be prudent with our cash usage in the fourth quarter and in 2023 to ensure that we have ample resources to invest in TrueCar+, run our core business efficiently and weather macroeconomic headwinds. Based on our current plans for 2023, we expect to have well in excess of $125 million in cash on our balance sheet by the time we return to breakeven or positive adjusted EBITDA.

In closing, our entire organization has been "heads down" and focused on building differentiated solutions for consumers, dealers, and OEMs. The data we've been tracking for TrueCar+ tells us that consumers want to shop in the marketplace and dealers want to participate in it. We believe the capital markets have vastly underappreciated the value that TrueCar provides while our core business experienced headwinds over the past 18-24 months.

TrueCar Q3 2022 | Stockholder letter 6

Q3 2022 | Stockholder letter 7 Michael Darrow President and Chief Executive Offi cer Jantoon Reigersman Chief Financial Offi cer and Chief Operating Offi cer As the automotive industry slowly starts to return to balance, we are seeing early signs of stabilization in our core business as new vehicle inventories start to rise across our dealer network. There will be some lag before such improvements are fully refl ected across our business. Our balance sheet remains strong. We believe we are in a much stronger strategic position through our commitment to delivering TrueCar+ and other unique tools and opportunities that will address the challenges that our industry partners are beginning to face.

Technology and Product Updates

During the past few months, we've continued to add capabilities to enhance the TrueCar+ experience for consumers and dealers. Recent updates and features will allow dealers to capture additional revenue streams and engage with vehicle shoppers while enhancing sales conversion through our TrueCar+ marketplace. This includes dealer to consumer chat, launched in early Q3, which allows direct communication between dealers and consumers on TrueCar+ deals, allowing consumers to remain in control of their online car shopping experience. We have also added a free form search bar and other entry points to the TrueCar+ landing page to help consumers to easily find the right car for them while enhancing conversion for TrueCar+.

Improving Vehicle Search in TrueCar+


TrueCar
Car Buying Shaped to Your Life
How would you like to start?
Budget
Lifestyle
Hot Deals
Trending
Categories
Key Features
Just Show Me Cars
TrueCar
Car Buying Shaped to Your Life
Search TrueCar
OR
Help Me Decide
TrueCar
What are you looking for?
Browse Cars
Sell Your Car
Popular Vehicles
FORD MAVERICK
FORD BRONCO
HONDA HR-V
KIA SPORTAGE
Best New Cars Under $30k

TrueCar Q3 2022 | Stockholder letter 8

Aftermarket accessories menu launched. We recently launched our aftermarket accessories menu in TrueCar+ as part of the consumer checkout process. This feature gives consumers the ability to customize their selected vehicle by adding aftermarket accessories for their vehicle to their eventual online purchase. The accessories menu represents an important differentiator for the TrueCar+ marketplace, offering dealers a catalog of more than 12,000 parts and accessories to present to buyers. Accessories presented through the menu are based on fitment rules that align with the year, make, model, and trim of the selected vehicle and whether the vehicle is new or used. Pricing for consumer-selected accessories is presented as part of the total vehicle price or payment shown. Aftermarket accessories typically represent a profitable dealer revenue stream, and we believe this capability will help promote dealer adoption. It will also open up future opportunities for monetization and partnerships for TrueCar with other third-party partners.

TrueCar+ Accessories Menu


TrueCar+
New
Used
Research
Sell or Trade
Deal Details
Start Your Order
Verify Trade Payoff
Service & Protection
Accessories
Apply for Financing
Review Lender Offers
e-Signature
Schedule Delivery
Return to Vehicle Details
Loan $359/mo
Your Deal
Highway Safety Kit with Bowtie Logo
$2/mo ($105 total)
Provider General Motors
Part Number #1455563
Installation By Customer
Offering peace of mind, this Chevrolet Accessories Highway Safety Kit includes a variety of items to help keep you prepared for emergencies and get you back on the road. Components are packaged in aconvenient black storage bag featuring the Bowtie logo. WARNING: Cancer and Reproductive Harm - https://www.P65Warnings.co.gov
Close
Add
worn door handles.
Learn More
truecar.com

TrueCar Q3 2022 | Stockholder letter 9

Enhancements to dealer experience. Optimizing the TrueCar+ experience for our dealers remains an ongoing focus for our product teams and we recently launched programmatic emails and SMS/text messaging and alerts for dealers to help them stay on top of reservation requests and other consumer activity within TrueCar+. We've also updated our mobile app to display deal steps matched to a consumer's progress through the TrueCar+ flow and added deal-specific financing information that captures lender-approved terms and conditions for each in-process deal. Upcoming releases of our TrueCar+ dealer mobile app will contain additional enhancements to improve the dealer experience, enabling TrueCar+ dealers to support consumers through their online car shopping journey.


Automated Reservation Notification via SMS & Email
Updated TC+ Steps
Accurate Finance Info
Michelle is ready to buy the 2020 Honda Accord!
Order Details
We're Here to Help
Forman Mazda of Brand...
Dakota workman
Desireé Saputo
Raquel Jackson
David Pagan
Loan Payment Details

In addition to the recent product updates, our technology teams are continuously working to enhance our technology infrastructure as we prepare to scale TrueCar+. We recently completed a significant platform update that will enhance the performance, accuracy, and scalability of our deal engine.

Near-term roadmap. Our near-term roadmap includes the upcoming launch of self-service capabilities to speed up onboarding and configuration for new dealers, an important step as we prepare for a broader rollout of TrueCar+. We also plan to add features like biometrics login (FaceID), a more refined deal workflow and deep linking within our app, making it easy for dealers to respond to and serve consumers on TrueCar+. Finally, we continue to work to enhance the TrueCar+ financing experience and to enable transaction documents through our marketplace.

TrueCar Q3 2022 | Stockholder letter 10

TrueCar at Industry Events



TrueCar President and CEO, Mike Darrow, is interviewed by local broadcaster Rod Meloni at the Detroit Auto Show on September 14th. (Photo above)

TrueCar President and CEO, Mike Darrow, shares his views regarding the future of automotive retail at the DrivingSales Executive Summit in Las Vegas on October 10th as part of the CEO Visionary Panel moderated by DrivingSales' founder, Jared Hamilton.
(Photo below)


Mike Darrow
President and CEO
TrueCar



TrueCar's Chief Consumer Officer, Beth Mach, speaks about female leadership during a panel breakout session at Women in Automotive Recharged on October 9th in Las Vegas.
(Photo to the left)

TrueCar Q3 2022 | Stockholder letter 11

Q3 2022 | Stockholder letter 12 Market Environment Affordability remains a concern. Global supply chain issues and component shortages have shown signs of easing recently, although it will likely take several quarters for these to resolve. Additionally, vehicle prices remain high compared to historic levels. The Federal Reserve has increased interest rates sharply over the last two quarters to combat infl ation, raising the cost to fi nance a vehicle and adding to affordability concerns. Based on our review, the average interest rate on new auto loans increased to 6.0% in September from approximately 4.6% in March, while the average interest rate for used auto loans rose from 8.0% to 9.0% over the same period. While higher down payments or longer loan terms may help some consumers offset increases in these rates, neither of these helps overall affordability. There is typically a lag before policy changes take full effect, but economic growth is already slowing and may slow further in the months ahead, accompanied by a possible recession or job losses. We have seen vehicle prices start to ease on a month-to month basis, particularly for used cars, indicating softer demand. In this macroeconomic backdrop, with interest rates expected to increase further, we expect affordability to remain a challenge for consumers. Vehicle trends. Light vehicle seasonally adjusted annual rate (SAAR) averaged 13.4 million units during the third quarter, with September at 13.6 million units. The trend for the third quarter was comparable to the average for the second quarter, but below the 14.1 million average seen in Q1. Light vehicle SAAR improved to approximately 14.9 million units in October 2022. Source: U.S. Bureau of Economic Analysis

Q3 2022 | Stockholder letter 13 Inventory at dealers, as measured by average monthly new vehicle listings across the industry, were approximately 1.21 million during the third quarter, with each month of the quarter showing improvement over the prior month’s average. September 2022 increased 5.7% month over month and 39.3% over September 2021, which marked the low for 2021. Dealer inventories continued to rise in October 2022 to 1.46 million, up 14.1% month over month and 54.4% from the previous year. Source: MarketCheck (as of November 02, 2022)

Q3 2022 | Stockholder letter 14 Source: U.S. Bureau of Labor Statistics Pricing. During the third quarter, about 61% of new vehicles continued to sell above their Manufacturer’s Suggested Retail Price (MSRP), based on our analysis. However, this moderated a bit from 66% seen in Q2 and 64% in Q1. Average list prices increased for new and used vehicles on both a year-over-year and sequential basis during the third quarter, although the monthly trend softened for both from August 2022 to September 2022. The average new vehicle list price was approximately $48.1K in Q3, rising by 12.1% from the prior year and 1.9% from Q2. The average used vehicle list price was approximately $33.3K in Q3, up 8.0% year over year and 1.0% sequentially. During September, the average new vehicle list price fell 0.5% from August while the average used vehicle declined 3.4%. The Consumer Price Index (CPI) for new vehicles rose 9.4% on a year-over-year basis in September 2022, while the CPI for used cars and trucks was higher by 7.1%. However, the September CPI for used cars and trucks softened by 4.2% from August 2022, while the CPI for new vehicles increased by only 0.4%.

Q3 2022 | Stockholder letter 15 (1) Net loss for Q3 2022 includes a one-time goodwill impairment charge of $59.8 million. (2) Refer to the accompanying fi nancial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures located at the end of this letter. (3) Average Monthly Unique Visitors Revenue $39.1 million vs. $55.0 million in Q3 2021 Traffi c(3) 7.6 million vs. 8.3 million in Q3 2021 Net Loss(1) ($77.1) million vs. ($6.8) million in Q3 2021 Dealers 11,972 vs. 12,906 in Q3 2021 Adj. EBITDA(2) ($8.7) million vs. $1.5 million in Q3 2021 Units 82k vs. 146k in Q3 2021 Cash & Equivalents $193.0 million vs. $250.7 million in Q3 2021 Monetization $473/unit vs. $376/unit in Q3 2021 Third Quarter 2022 Financial Highlights Revenue: $39.1 million, down 29.0% year over year and 7.6% sequentially, due primarily to lower close rates as a result of limited dealer inventories and signifi cantly higher prices for vehicles, a combination that we believe stems mainly from ongoing disruptions seen across the global automotive supply chain, including the continuing semiconductor shortage. Net Loss(1): $(77.1) million, which includes a one-time goodwill impairment charge of $59.8 million, as compared to $(6.8) million in the third quarter of 2021 and $(11.0) million in the second quarter of 2022. Adjusted EBITDA(2): $(8.7) million, as compared to $1.5 million in the third quarter of 2021 and $(5.0) million in the second quarter of 2022. Financial Flexibility: Our balance sheet remained strong with cash and equivalents of approximately $193.0 million and no debt as of September 30, 2022. Third Quarter 2022 Metrics

Q3 2022 | Stockholder letter 16 Q3 2022 Financial Discussion Revenue Revenue of $39.1 million declined 29.0% year over year and 7.6% sequentially. The year over year and sequential revenue declines were mainly due to pressure on our close rates brought on by high prices for both new and used vehicles and limited new vehicle inventories across dealers, which resulted in lower dealer revenue. Pay-per-sale transaction revenue accounted for approximately 20.8% of dealer revenue during the third quarter as compared to 25.3% in the third quarter of 2021 and 19.8% in the second quarter of 2022. Independent dealer revenue also declined 12.9% year- over-year and 15.5% sequentially due to slowing demand for used vehicles. OEM incentive and other revenue ended the quarter at $1.2 million and $0.1 million, respectively, with OEM incentive revenue down from the $1.7 million reported in the year- ago third quarter, as marketing and incentive spend by OEMs remained low. Sequentially, OEM incentive revenue was down $0.2 million from the $1.4 million reported for the second quarter of 2022. Third Quarter Metrics Dealer count at the end of the third quarter was 11,972, comprised of 7,776 franchise dealers and 4,196 independent dealers. Independent dealer count increased 6.7% year- over-year and 0.4% sequentially while franchise dealer count declined by 13.3% year-over-year and 1.7% sequentially. This divergence between franchise and independent dealers is representative of new vs. used vehicle availability in the current market. Although our dealer count has fl uctuated over the past several quarters where strong vehicle demand was often met with limited stock and elevated pricing, we are starting to see some stabilization in our dealer count. Dealer count at the end of October was 12,019, up 0.4% from the end of September, and consists of 7,820 franchise dealers and 4,199 independent dealers.

Q3 2022 | Stockholder letter 17 Total third-quarter units were 82K as compared to 146K during the same quarter last year and 90K in the second quarter of 2022. Total units declined by 43.5% year over year with new units experiencing a greater relative decline. On a year-over-year basis and consistent with demand trends and the greater constraints seen in the availability of new vehicles, used vehicles as a percentage of total units increased to 49.3% from 44.5% in the third quarter of last year. Sequentially, used vehicles declined from 49.8% in the second quarter of 2022 as consumer demand for used vehicles has softened in recent months.

Q3 2022 | Stockholder letter 18 Monetization increased to $473 from $376 during the third quarter of 2021 and was relatively fl at compared to $467 in the second quarter of 2022. The driver of this year-over-year increase was improved franchise and independent dealer subscription monetization, which was spurred by both the tendency for subscriptions revenue to lag a downturn in units and the increase in used car demand. Consumer traffi c averaged 7.6 million monthly unique visitors, a decline from 8.3 million seen during the third quarter of 2021, which was driven in part by our decision to dial back on marketing in response to low vehicle inventory in the market. Sequentially, consumer traffi c was up from the 7.2 million seen during the second quarter of 2022 despite a slight pullback on marketing. Expense and Margin (Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter). Third-quarter gross profi t, defi ned as revenues less cost of revenue, was $35.2 million with a gross margin of 90.2%, relatively fl at compared to 91.1% in the second quarter of 2022. Technology and development expenses were $12.7 million on a GAAP basis and $11.6 million on a non-GAAP basis in the third quarter of 2022, up 28.8% and 32.1% year over year, respectively. Sequentially, technology and development expenses increased 12.0% and 12.5% on a GAAP and non- GAAP basis, respectively. These increases were primarily driven by higher headcount costs as we continue to invest in TrueCar+, the expansion of our product portfolio, and the enhancement of our existing core offering. General and administrative expenses were $11.4 million on a GAAP basis, up 2.2% year over year. On a non-GAAP basis, general and administrative expenses were $8.4 million in the third quarter, down 7.9% year over year.

Q3 2022 | Stockholder letter 19 This decrease was primarily due to lower facilities related expenses that resulted from the reduction of our physical footprint and lower professional fees. Sequentially, general and administrative expenses increased 3.9% and 3.6% on a GAAP and non-GAAP basis, respectively. Sales and marketing, our largest expense category, was $25.1 million on a GAAP basis and $23.9 million on a non-GAAP basis in the third quarter of 2022, down 19.6% and 20.2% year over year, respectively. Sequentially, sales and marketing expenses were down 4.5% and 4.7% on a GAAP and non-GAAP basis, respectively. The year-over-year and sequential decreases in our sales and marketing expenses are refl ective of our continued efforts to manage expenses in response to the macro-economic trends and automobile inventory shortages. Within sales and marketing expense, TrueCar.com acquisition expense was $5.9 million, down 39.8% from $9.9 million in the year-ago third quarter and up 4.8% from $5.7 million in the prior quarter. Cost per sale for TrueCar.com units was $170, up 25.4% year over year and 13.8% sequentially. Partner marketing spend was $7.5 million in the third quarter, down 25.3% year over year and 10.1% on a sequential basis. Finally, headcount and other sales and marketing expenses were $10.5 million, up 4.2% year over year and down 5.5% sequentially. The year-over-year increase was primarily driven by higher travel expenses associated with our Florida rollout of TrueCar+. The sequential decrease of 5.5% was primarily due to our continuing efforts to manage costs. In summary, amid challenging market conditions that persisted during the third quarter, we continued to manage our business prudently by scaling back our sales and marketing spending while continuing to invest in strategic initiatives to put us in a position to benefi t when market conditions improve. Balance Sheet We ended the third quarter with approximately $193.0 million in cash and equivalents, as compared to $199.7 million at the end of the second quarter of 2022 and $250.7 million at the end of the third quarter of 2021. We continue to have no debt.

Live Call and Webcast Details

TrueCar's management will host a call to discuss third quarter financial results on Tuesday, November 8, 2022 at 9:00 a.m. Eastern Time.

A live webcast of the call can be accessed from the Investor Relations section of our website and by using this LINK. Investors and analysts can also participate in the call by dialing 1-877-870-4263 (domestic) or 1-412-317-0790 (international). An archived replay of the call will be available upon completion on the Investor Relations section of our website at ir.truecar.com.

TrueCar has used and intends to continue to use its Investor Relations website (ir.truecar.com), LinkedIn (https://www.linkedin.com/company/truecar-inc-), Twitter (@TrueCar) and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Investor relations:

Zaineb Bokhari
VP, Investor Relations

investors@truecar.com

Media:

TrueCar media line:
+1-844-469-8442
(US toll-free)

pr@truecar.com

About TrueCar

TrueCar is a leading automotive digital marketplace that lets auto buyers and sellers connect to our nationwide network of Certified Dealers. With access to an expansive inventory provided by our Certified Dealers, we are building the industry's most personalized and efficient auto shopping experience as we seek to bring more of the process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new, used and Certified Pre-Owned vehicles. When they are ready, shoppers in TrueCar's marketplace can connect with a Certified Dealer in our network who shares our belief that truth, transparency and fairness are the foundation of a great auto shopping experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam's Club, Navy Federal Credit Union and American Express.

TrueCar **Q3 2022** | Stockholder letter 20

Q3 2022 | Stockholder letter 21 Forward-Looking Statements This document contains forward-looking statements. All statements contained herein other than statements of historical fact are forward-looking statements, including statements regarding our expected Adjusted EBITDA and future cash balances, our expectations regarding our balance sheet, revenue and cash fl ows, expansion plans and progress for TrueCar+, future growth and monetization opportunities, close rates, unit volumes and our dealer marketing spend and dealer count, our investments in product, technology, and marketing and brand awareness, our activity with respect to future mergers and acquisitions and the macro environment, including automobile inventory levels, supply chain and other production constraints including ongoing semiconductor shortages, consumer demand, interest rates, infl ationary trends and industry sales. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, and include, among others, those risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 fi led with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 to be fi led with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements in this press release are based on information available to our management as of the date of this press release and, except as required by law, management assumes no obligation to update those forward- looking statements, which speak only as of their respective dates. Use of Non-GAAP Financial Measures This document includes the Non-GAAP fi nancial measure we refer to as Adjusted EBITDA. We defi ne Adjusted EBITDA as net income (loss) adjusted to exclude interest income, depreciation and amortization, stock-based compensation, gain (loss) from equity method investment, changes in the fair value of contingent consideration, other income, lease exit costs, impairment of ROU assets and goodwill, transaction costs, and income taxes. We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP fi nancial measure. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of fi nancial performance calculated and presented in accordance with GAAP. We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make fi nancial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes

Q3 2022 | Stockholder letter 22 variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of fi nancial performance and debt service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not refl ect the receipt of interest or the payment of income taxes; • Adjusted EBITDA does not refl ect changes in, or cash requirements for, our working capital needs; • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not refl ect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments; • Adjusted EBITDA does not refl ect the lease exit costs associated with subleasing; • Adjusted EBITDA does not consider the dilutive impact of shares issued or to be issued in connection with stock-based compensation; and • other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other fi nancial performance measures, including our net loss, our other GAAP results and various cash fl ow metrics. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Q3 2022 | Stockholder letter 23 Financial statements and non-GAAP fi nancial measures

Q3 2022 | Stockholder letter 24

Q3 2022 | Stockholder letter 25

Q3 2022 | Stockholder letter 26

Thank You